Exhibit 99.1

KIRBY CORPORATION	Contact: Steve Holcomb 713-435-1135
FOR IMMEDIATE RELEASE

KIRBY CORPORATION ANNOUNCES
2010 FOURTH QUARTER AND YEAR RESULTS

•	2010 fourth quarter earnings per share were $.59 compared with $.54 for the 2009 fourth quarter

•	2010 year earnings per share were $2.15 per share compared with $2.34 for 2009

•	2011 first quarter earnings per share guidance is $.56 to $.61 versus $.46 for the 2010 first quarter

•	2011 year earnings per share guidance is $2.35 to $2.55 versus $2.15 for 2010

Houston, Texas (January 26, 2011) – Kirby Corporation (“Kirby”) (NYSE:KEX) today announced net earnings attributable to Kirby for the fourth quarter ended December 31, 2010 of $31.6 million, or $.59 per share, compared with $29.2 million, or $.54 per share, for the 2009 fourth quarter.  The 2009 fourth quarter results included a $4.8 million before taxes, or $.05 per share, charge for shore staff reductions, a $1.9 million before taxes, or $.02 per share, charge for impairment of goodwill and a $2.0 million before taxes, or $.02 per share, net positive impact from the reduction in Kirby’s allowance for doubtful accounts.  Consolidated revenues for the 2010 fourth quarter were $286.3 million compared with $259.6 million reported for the 2009 fourth quarter.

Joe Pyne, Kirby’s Chief Executive Officer, commented, “The United States petrochemical industry is currently very competitive on a global basis.  With approximately 70% of our marine transportation revenues tied to the United States petrochemical industry, a globally competitive petrochemical business is important to Kirby.  The petrochemical industry’s global competitive position is attributed to a number of factors including its size, industry integration and an efficient transportation system, an important segment of which is inland tank barging.  During 2010, low priced natural gas, a basic feedstock used by many of our customers, significantly improved the competitiveness of the United States petrochemical industry.  As a result, production volumes from United States petrochemical plants for both domestic and foreign destinations remained strong and led to an overall tank barge utilization level in the mid to high 80% range during 2010.  Our diesel engine services power generation sector reported a strong quarter with engine-generator set upgrade projects, higher parts sales and new engine sales, partially offset by the continued deferral of major maintenance projects by our Gulf Coast oil services customers.”

Kirby reported net earnings attributable to Kirby for the 2010 year of $116.2 million, or $2.15 per share, compared with $125.9 million, or $2.34 per share for 2009.  Consolidated revenues for 2010 were $1.11 billion compared with $1.08 billion for 2009.

Segment Results – Marine Transportation
The marine transportation revenues for the 2010 fourth quarter was $232.4 million, a 7% increase compared with the 2009 fourth quarter, while operating income was $49.4 million, a 3% decrease compared with the 2009 fourth quarter.  The 2009 fourth quarter operating income included a $3.5 million shore staff reduction charge and the positive impact of a $2.5 million reduction in the allowance for doubtful accounts.  The improved marine transportation revenues reflected continued modest improvement in tank barge demand and equipment utilization levels in the petrochemical market during the 2010 fourth quarter as low natural gas prices continued to enhance the global competitiveness of the United States petrochemical industry, thereby producing increased marine transportation volumes for basic petrochemicals to both domestic consumers and terminals for export destinations.  In addition, the black oil products market reflected high equipment utilization levels during the fourth quarter due to continued high refinery utilization and strong export demand for certain black oil products.  The higher revenues were also impacted by a 16% increase in fuel prices during the 2010 fourth quarter versus the 2009 fourth quarter.  Offsetting the improved demand and equipment utilization levels was the negative impact of lower term contract rates renegotiated during 2009 and the 2010 first half.

The marine transportation operating margin was 21.2% for the 2010 fourth quarter compared with 23.6% for the 2009 fourth quarter, a reflection of lower contract rates renegotiated throughout 2009 and the 2010 first half, and higher fuel costs, partially offset by modestly higher equipment utilization and by the cost reduction initiatives implemented throughout 2009 and 2010.

Segment Results – Diesel Engine Services
The diesel engine services revenues for the 2010 fourth quarter were $53.9 million, a 26% increase compared with the 2009 fourth quarter, and operating income was $6.9 million, a 81% increase compared with the 2009 fourth quarter, as that quarter included a $.9 million staff reduction charge and a $.5 million increase in allowance for doubtful accounts.  The 2010 fourth quarter benefited from increased engine-generator set upgrade projects and higher parts and engine sales in its medium-speed power generation market and strong maintenance cycles for inland marine customers.  Both the medium-speed and high-speed Gulf Coast oil services markets continued to experience weak service levels and direct parts sales as customers continue to defer major maintenance projects, exacerbated by the new safety regulations on Gulf Coast drilling operators and the delays in issuing offshore drilling permits.

The diesel engine services operating margin was 12.8% for the 2010 fourth quarter, a reflection of the cost reduction initiative implemented during 2009 and increased power generation projects, partially offset by the continued weak medium-speed and high-speed Gulf Coast oil services markets and resulting lower labor utilization.  The 8.9% operating margin for the 2009 fourth quarter reflected the diesel engine services’ portion of the staff reduction charge and the increase in the allowance for doubtful accounts.

Cash Flow
Kirby continued to generate strong cash flow during 2010 with EBITDA of $294.8 million.  The cash flow was used to fund capital expenditures of $136.8 million, including $74.3 million for new tank barge and towboat construction and $62.5 million primarily for upgrades to the existing fleet.  The cash flow was also used to purchase $23.8 million of Kirby common stock, or 618,000 shares, during 2010.  Total debt as of December 31, 2010 was $200.1 million, consisting predominately of a $200 million private placement loan that matures in 2013.  Kirby’s debt-to-capitalization ratio was 14.7% at December 31, 2010.  Cash and cash equivalents at December 31, 2010 were $195.6 million compared with $97.8 million at December 31, 2009.

Outlook
Commenting on the 2011 first quarter and full year market conditions and guidance, Mr. Pyne said, “Our guidance for the 2011 first quarter is $.56 to $.61 per share.  This compares with $.46 per share for the 2010 first quarter that included a $.05 per share charge for retirements and shore staff reductions.  Our 2011 first quarter guidance includes unfavorable winter weather conditions at various severity levels and equipment utilization from the mid to high 80% range. For the 2011 year, our guidance range is $2.35 to $2.55 per share compared with $2.15 per share for 2010.  Our low end guidance assumes equipment utilization will be consistent with current utilization throughout 2011, and term contract renewal and spot contract pricing will improve modestly later in the year.  Our high end guidance assumes a continued modest improvement in equipment utilization, some reduction in excess industry-wide tank barge capacity and modest improvement in term contract renewal and spot contract pricing throughout 2011.  Both our 2011 year low end and high end guidance assumes our diesel engine services segment will continue to face challenges in its Gulf Coast oil services market, with some gradual improvement as 2011 progresses, and assumes stable Midwest and East Coast marine markets, and a stable power generation market.  Our guidance represents our current judgment with respect to our 2011 performance as the United States economy continues its slow recovery process.  Our 2011 capital spending guidance range is $170 to $180 million, including approximately $100 million for the construction of 40 new tank barges and three new towboats.”

Commenting on the financial condition of Kirby, Mr. Pyne said, “Kirby remains in excellent financial condition with an investment grade rated balance sheet, sustainable cash flows and low debt levels.  We currently have $209 million of cash on our balance sheet.  During the recessionary years of 2009 and 2010 we removed a significant amount of cost from our businesses, thereby allowing us to maintain marine transportation and diesel engine services operating margins above 20% and 10%, respectively.  For 2011, we will continue to focus on the areas we can control:  safety, customer service, cost, upgrading our fleet and looking for opportunities to grow our marine transportation and diesel engine services businesses.”

Conference Call
A conference call is scheduled at 10:00 a.m. central time tomorrow, Thursday, January 27, 2011, to discuss the 2010 fourth quarter and year performance as well as the outlook for the 2011 first quarter and year.  The conference call number is 800-446-1671 for domestic callers and 847-413-3362 for international callers.  The leader’s name is Steve Holcomb.  The confirmation number is 28764805.  An audio playback will be available at 1:00 p.m. central time on Thursday, January 27, through 5:00 p.m. central time on Friday, February 25, 2011 by dialing 888-843-7419 for domestic and 630-652-3042 for international callers.  The passcode is 28764805#.  A live audio webcast of the conference call will be available to the public and a replay available after the call by visiting Kirby’s website at http://www.kirbycorp.com/.

GAAP to Non-GAAP Financial Measures
The financial and other information to be discussed in the conference call is available in this press release and in a Form 8-K filed with the Securities and Exchange Commission.  This press release and the Form 8-K include a non-GAAP financial measure, EBITDA, which Kirby defines as net earnings attributable to Kirby before interest expense, taxes on income, depreciation and amortization.  A reconciliation of EBITDA with GAAP net earnings attributable to Kirby is included in this press release.  This earnings press release includes marine transportation performance measures, consisting of ton miles, revenue per ton mile, towboats operated and delay days.  Comparable performance measures for the 2010 and 2009 years and quarters are available at Kirby’s web site, http://www.kirbycorp.com/, under the caption Performance Measurements in the Investor Relations section.

About Kirby Corporation
Kirby Corporation, based in Houston, Texas, operates inland tank barges and towing vessels, transporting petrochemicals, black oil products, refined petroleum products and agricultural chemicals throughout the United States inland waterway system.  Kirby also owns and operates four ocean-going barge and tug units transporting dry-bulk commodities in United States coastwise trade.  Through the diesel engine services segment, Kirby provides after-market service for medium-speed and high-speed diesel engines and reduction gears used in marine, power generation and railroad applications.

Statements contained in this press release with respect to the future are forward-looking statements.  These statements reflect management’s reasonable judgment with respect to future events.  Forward-looking statements involve risks and uncertainties.  Actual results could differ materially from those anticipated as a result of various factors, including cyclical or other downturns in demand, significant pricing competition, unanticipated additions to industry capacity, changes in the Jones Act or in U.S. maritime policy and practice, fuel costs, interest rates, weather conditions, and timing, magnitude and number of acquisitions made by Kirby.  Forward-looking statements are based on currently available information and Kirby assumes no obligation to update any such statements.  A list of additional risk factors can be found in Kirby’s annual report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	Fourth Quarter		Year
	2010	2009	2010	2009
	(unaudited, $ in thousands except per share amounts)
Revenues:
Marine transportation	$232,443	$216,904	$915,046	$881,298
Diesel engine services	53,875	42,684	194,511	200,860
	286,318	259,588	1,109,557	1,082,158
Costs and expenses:
Costs of sales and operating expenses	177,328	150,843	683,236	637,833
Selling, general and administrative	27,328	29,908	117,694	121,401
Taxes, other than on income	3,038	2,837	13,209	12,104
Depreciation and amortization	24,937	24,244	95,296	93,968
Impairment of goodwill	—	1,901	—	1,901
Loss (gain) on disposition of assets	23	38	78	(1,079)
	232,654	209,771	909,513	866,128
Operating income	53,664	49,817	200,044	216,030
Other income	383	233	556	608
Interest expense	(2,845)	(2,693)	(10,960)	(11,080)
Earnings before taxes on income	51,202	47,357	189,640	205,558
Provision for taxes on income	(19,279)	(17,716)	(72,258)	(78,020)

Net earnings	31,923	29,641	117,382	127,538
Less: Net earnings attributable to noncontrolling interests	(303)	(439)	(1,133)	(1,597)

Net earnings attributable to Kirby	$31,620	$29,202	$116,249	$125,941

Net earnings per share attributable to Kirby common stockholders:
Basic	$.59	$.54	$2.16	$2.34
Diluted	$.59	$.54	$2.15	$2.34
Common stock outstanding (in thousands):
Basic	53,041	53,252	53,331	53,192
Diluted	53,194	53,374	53,466	53,313

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

	Fourth Quarter		Year
	2010	2009	2010	2009
	(unaudited, $ in thousands)
EBITDA: (1)
Net earnings attributable to Kirby	$31,620	$29,202	$116,249	$125,941
Interest expense	2,845	2,693	10,960	11,080
Provision for taxes on income	19,279	17,716	72,258	78,020
Depreciation and amortization	24,937	24,244	95,296	93,968
	$78,681	$73,855	$294,763	$309,009

Capital expenditures	$28,805	$29,688	$136,841	$192,660

	December 31,
	2010	2009
	(unaudited, $ in thousands)
Cash and cash equivalents	$195,600	$97,836
Long-term debt, including current portion	$200,134	$200,239
Total equity	$1,159,139	$1,056,095
Debt to capitalization ratio	14.7%	15.9%

MARINE TRANSPORTATION STATEMENTS OF EARNINGS

	Fourth Quarter		Year
	2010	2009	2010	2009
	(unaudited, $ in thousands)

Marine transportation revenues	$232,443	$216,904	$915,046	$881,298

Costs and expenses:
Costs of sales and operating expenses	137,876	120,962	540,427	494,139
Selling, general and administrative	18,967	19,850	80,938	80,897
Taxes, other than on income	2,888	2,331	12,213	10,587
Depreciation and amortization	23,319	22,625	88,710	87,589
	183,050	165,768	722,288	673,212

Operating income	$49,393	$51,136	$192,758	$208,086

Operating margins	21.2%	23.6%	21.1%	23.6%

DIESEL ENGINE SERVICES STATEMENTS OF EARNINGS

	Fourth Quarter		Year
	2010	2009	2010	2009
	(unaudited, $ in thousands)

Diesel engine services revenues	$53,875	$42,684	$194,511	$200,860

Costs and expenses:
Costs of sales and operating expenses	39,452	29,881	142,809	143,694
Selling, general and administrative	6,448	7,438	26,131	30,440
Taxes, other than income	141	494	963	1,474
Depreciation and amortization	941	1,057	4,055	4,247
	46,982	38,870	173,958	179,855

Operating income	$6,893	$3,814	$20,553	$21,005

Operating margins	12.8%	8.9%	10.6%	10.5%

OTHER COSTS AND EXPENSES

	Fourth Quarter		Year
	2010	2009	2010	2009
	(unaudited, $ in thousands)

General corporate expenses	$2,599	$3,194	$13,189	$12,239

Loss (gain) on disposition of assets	$23	$38	$78	$(1,079)

Impairment of goodwill	$—	$1,901	$—	$1,901

MARINE TRANSPORTATION PERFORMANCE MEASUREMENTS

	Fourth Quarter		Year
	2010	2009	2010	2009

Ton Miles (in millions) (2)	3,317	2,945	12,957	11,977
Revenue/Ton Mile (cents/tm) (3)	6.7	7.1	6.8	7.1
Towboats operated (average) (4)	220	212	221	220
Delay Days (5)(5)	1,498	1,808	5,772	5,201
Average cost per gallon of fuel consumed	$2.29	$1.98	$2.22	$1.72
Tank barges:
Active			825	863
Inactive			34	4
Barrel capacities (in millions):
Active			15.9	16.7
Inactive			0.4	0.1

(1)
Kirby has historically evaluated its operating performance using numerous measures, one of which is EBITDA, a non-GAAP financial measure.  Kirby defines EBITDA as net earnings before interest expense, taxes on income, depreciation and amortization.  EBITDA is presented because of its wide acceptance as a financial indicator.  EBITDA is one of the performance measures used in Kirby’s incentive bonus plan.  EBITDA is also used by rating agencies in determining Kirby’s credit rating and by analysts publishing research reports on Kirby, as well as by investors and investment bankers generally in valuing companies.  EBITDA is not a calculation based on generally accepted accounting principles and should not be considered as an alternative to, but should only be considered in conjunction with, Kirby’s GAAP financial information.

(2)
Ton miles indicate fleet productivity by measuring the distance (in miles) a loaded tank barge is moved.  Example:  A typical 30,000 barrel tank barge loaded with 3,300 tons of liquid cargo is moved 100 miles, thus generating 330,000 ton miles.

(3)	Inland marine transportation revenues divided by ton miles. Example: Fourth quarter 2010 inland marine revenues of $223,365,000 divided by 3,317,000,000 marine transportation ton miles = 6.7 cents.
(4)	Towboats operated are the average number of owned and chartered towboats operated during the period.
(5)
Delay days measures the lost time incurred by a tow (towboat and one or more tank barges) during transit.  The measure includes transit delays caused by weather, lock congestion and other navigational factors.